Exhibit 99.1

Armstrong World Industries to Acquire Architectural Components Group, Inc.

LANCASTER, Pa., Jan. 22, 2019 -- Armstrong World Industries, Inc. (NYSE: AWI) today announced that it has entered into an agreement to acquire the business and assets of Architectural Components Group, Inc. (ACGI), an industry leader in custom wood ceilings and walls with annual revenues of approximately $35 million.  ACGI is located in Marshfield, Missouri.

ACGI is a premier designer and manufacturer of custom architectural specialty wood ceiling and wall solutions. ACGI capabilities and product solutions will complement and enhance AWI’s existing wood ceiling and wall solutions, and further strengthen AWI’s market-leading position in the category that is growing double-digits for AWI.

AWI CEO Vic Grizzle said, “This acquisition will mark our largest to date and a continuation of our inorganic growth initiatives to increase our participation in the high-value Architectural Specialties segment. With ACGI, we will dramatically expand our Architectural Specialties portfolio and capabilities to meet the growing demand for wood ceilings and walls.  We look forward to completing the transaction and welcoming the ACGI team to AWI in the near future.”

The transaction is expected to close in the first quarter of 2019 and remains subject to customary closing conditions.  Following closing, AWI expects to serve existing and future customers out of the acquired Missouri facility and through its current distribution channels.  AWI will fund the acquisition with available cash.  Financial terms of the transaction were not disclosed.

To learn more about AWI, visit www.armstrongceilings.com.

About Armstrong World Industries
Armstrong World Industries, Inc. (NYSE:AWI) is a global leader in the design and manufacture of innovative commercial and residential ceiling, wall and suspension system solutions.

Contacts
Investors: Thomas Waters, twaters@armstrongceilings.com or (717) 396-6354
Media: Jennifer Johnson, jenniferjohnson@armstrongceilings.com or (866) 321-6677

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